Exhibit 10.2

SPONSOR SUPPORT AGREEMENT, dated as of April 22, 2025 (this “Agreement”), among VERAXA Biotech AG, a Swiss stock corporation (Aktiengesellschaft) (the “Company”), Voyager Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), and Voyager Acquisition Sponsor Holdco LLC, a Delaware limited liability company (“Sponsor”).

WHEREAS, the Company, SPAC and Oliver Baumann, an individual, solely in his capacity as representative for the Company Shareholders (the “Shareholder Representative”), are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement) providing for the merger of SPAC with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of PubCo, and the subsequent merger of the Company with and into PubCo with PubCo surviving (the “Merger”);

WHEREAS, Sponsor is, as of the date of this Agreement, the sole holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of SPAC Class B Ordinary Shares and SPAC Warrants set forth opposite Sponsor’s name on Schedule A hereto (such SPAC Class B Ordinary Shares, together with any SPAC Shares acquired by Sponsor after the date of this Agreement and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Sponsor. Sponsor hereby represents and warrants to SPAC and the Company and as follows:

(a) Organization, Good Standing and Qualification. Sponsor has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction in which it is incorporated, formed, organized or constitued and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Sponsor is duly licensed or qualified and in good standing (to the extent such concept is applicable in Sponsor’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in Sponsor’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect on the ability of Sponsor to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Authority. Sponsor has all requisite corporate, limited liability company or organizational power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder; and all corporate actions on the part of Sponsor necessary for the authorization, execution and delivery of this Agreement and the performance of all its obligations hereunder (including any board approval) have been taken. This Agreement is, or when executed the other parties hereto, will be a valid and legally binding obligations of Sponsor, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by appliable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Sponsor.

(c) Consents; No Conflicts. All filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case on the part of Sponsor, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement by Sponsor does not, and the consummation by Sponsor of the transactions contemplated hereby will not result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of Sponsor) or cancellation under, (x) (i) any Governmental Order, (ii) any provision of the Organizational Documents of Sponsor, (iii) any applicable Law, (iv) any Contract to which Sponsor is a party or by which its assets are bound, or (y) result in the creation of any lien or encumbrance upon any of the properties or assets of Sponsor other than liens or encumbrances pursuant to the SPAC Charter, this Agreement or any other Transaction Document or applicable securities laws, except in the case of sub-clauses (i), (iii), and (iv) of clause (x), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Sponsor to enter into and perform this Agreement and to consummate the transactions contemplated hereby. No consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by Sponsor in connection with the execution, delivery and performance by Sponsor of this Agreement or the consummation by Sponsor of the transactions contemplated hereby.

(d) SPAC Securities. Sponsor is the sole record and beneficial owner (as defined in the Securities Act) of, and has good title to, the SPAC Securities set forth opposite Sponsor’s name on Schedule A hereto, and all such SPAC Securities are owned by Sponsor free and clear of all liens or encumbrances, or any other liabilities or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Shares (other than transfer restrictions under the Securities Act)), other than liens or encumbrances pursuant to the SPAC Charter, this Agreement or any other Transaction Document or applicable securities laws. Sponsor does not own of record or beneficially any shares or warrants of SPAC other than the SPAC Securities set forth opposite Sponsor’s name on Schedule A hereto. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

(e) Business Combination Agreement. Sponsor understands and acknowledges that SPAC and the Company are entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement. For the avoidance of doubt, by executing this Agreement, Sponsor hereby consents to the SPAC entering into the Business Combination Agreement.

(f) Adequate Information. Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon SPAC or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Sponsor acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Sponsor acknowledges that the agreements contained herein with respect to the Subject Shares held by Sponsor are irrevocable.

(g) Restricted Securities. Sponsor understands that the Shareholder Merger Consideration that Sponsor may receive in connection with its Subject Shares, the Initial Merger, and the Sponsor Third Amended and Restated Subscription Agreement will be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Sponsor must hold such Shareholder Merger Consideration indefinitely unless (i) they are registered with the SEC and qualified by state authorities, or (ii) an exemption from such registration and qualification requirements is available, and that any certificates or book entries representing the PubCo Ordinary Shares shall contain a legend to such effect.

(h) Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(i) Brokerage Fees. Except as described on Section 4.10 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by Sponsor for which SPAC or any of its Affiliates may become liable.

Section 2. Representations and Warranties of SPAC. SPAC hereby represents and warrants to the Company and Sponsor as follows:

(a) Organization, Good Standing and Qualification. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing as a foreign or extra- provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Authority. SPAC has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder. All corporate actions on the part of SPAC necessary for the authorization, execution and delivery of this Agreement and the performance of all its obligations hereunder (including any board approval) have been taken. This Agreement is, or when executed by the other parties thereto, will be, valid and legally binding obligations of SPAC, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Consents; No Conflicts. All filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case on the part of SPAC, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement by SPAC does not, and the consummation by SPAC of the transactions contemplated hereby will not result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (x) (i) any Governmental Order, (ii) any provision of the Organizational Documents of SPAC, (iii) any applicable Law, (iv) any Contract to which SPAC is a party or by which its assets are bound, or (y) result in the creation of any Security Interest upon any of the properties or assets of SPAC other than any restrictions created by or arising under federal or state securities laws, this Agreement or any other Transaction Document, or the SPAC Charter, except in the case of sub-clauses (i), (iii), and (iv) of clause (x), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

Section 3. Representations and Warranties of the Company. The Company hereby represents and warrants to SPAC and Sponsor as follows:

(a) Organization, Good Standing and Qualification. The Company is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. The Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Company’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in the Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect.

(b) Authority. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder, subject to the Company Shareholders’ Approval. Except for the Company Shareholders’ Approval, all corporate actions on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the performance of all its obligations hereunder (including any board approval) have been taken. This Agreement is, or when executed by the other parties thereto, will be, valid and legally binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Consents; No Conflicts. Assuming the representations in Section 1 and 2 are correct, except (a) as otherwise set forth in Section 3.5(a) through (d) of the Business Combination Agreement, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case on the part of the Company, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, assuming compliance with the matters referred to in Section 3.5(a) through (d) of the Business Combination Agreement, result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of the Company) or cancellation under, (x) (i) any Governmental Order, (ii) any provision of the Organizational Documents of the Company, (iii) any applicable Law, (iv) any Material Contract, or (y) result in the creation of any Security Interest upon any of the properties or assets of the Company other than any restrictions under federal and state securities laws, the Transaction Documents, the Company Charter and Permitted Encumbrances, except in the case of sub-clauses (i), (iii), and (iv) of clause (x), as would not have a Company Material Adverse Effect.

Section 4. Agreement to Vote; Certain Other Covenants of the Sponsor. Sponsor covenants and agrees during the term of this Agreement as follows:

(a) Agreement to Vote.

(1) In Favor of Initial Merger and the Transaction Proposals. At any meeting of the shareholders of SPAC called to seek the SPAC Shareholders’ Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, any other Transaction Document, the Initial Merger, or any other Transaction is sought, Sponsor shall (i), if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the SPAC Shareholders’ Approval or, if there are insufficient votes in favor of granting the SPAC Shareholders’ Approval, in favor of the adjournment or postponement of such meeting of the shareholders of SPAC to a later date.

(2) Against Other Transactions. At any meeting of shareholders of SPAC or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Business Combination Agreement and the Initial Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of Equity Securities of SPAC, (ii) any SPAC Acquisition Proposal, (iii) any change in the business, management or board of directors of SPAC (other than in connection with the SPAC Shareholders’ Approval), and (iv) any proposal, action or agreement, including but not limited to, any amendment of the SPAC Charter or other proposal or transaction involving SPAC or any of its Subsidiaries, which amendment or other proposal or transaction would be reasonably likely to, in each case, which would reasonably be expected to, (A) impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in the termination or failure to consummate of, prevent or nullify any provision of, this Agreement, the Business Combination Agreement or any other Transaction Document, the Initial Merger or any other Transaction, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the SPAC under this Agreement, the Business Combination Agreement or any other Transaction Document, the Initial Merger or any other Transaction, or (C) change in any manner the voting rights of any class of SPAC’s share capital.

(3) Revoke Other Proxies. Sponsor represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked.

(4) Irrevocable Proxy. Sponsor hereby irrevocably grants to, and appoints, the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Sponsor, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares in a manner consistent with this Section 4(a). Sponsor understands and acknowledges that the Company and SPAC are entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor hereby affirms that the irrevocable proxy set forth in this Section 4(a)(4) is given in connection with the execution of the Business Combination Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Sponsor under this Agreement. Sponsor hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Sponsor hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS (REVISED). The irrevocable proxy granted hereunder shall only terminate upon the termination of this Agreement.

(b) No Transfer. Other than pursuant to this Agreement, Sponsor shall not, directly or indirectly, (i) sell, offer to sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to any of the foregoing of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Subject Shares to any person other than pursuant to the Initial Merger, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (iii) grant any proxies (other than as set forth in this Agreement) or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, (iv) publicly announce any intention to effect any transaction specified in clauses (i) through (iii) (the actions specified in (i) to (iii), collectively a “Transfer”), other than pursuant to the Merger, (v) take any action that would make any representation or warranty of Sponsor herein untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations hereunder, or (vi) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations hereunder. Notwithstanding the foregoing, the Sponsor may make Transfers of the Subject Shares (A) pursuant to this Agreement and (B) upon the consent of the Company and SPAC. Any action attempted to be taken in violation of the preceding sentences will be null and void. Sponsor hereby authorizes and requests SPAC or the Company to notify SPAC’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares). Sponsor agrees with, and covenants to, SPAC and the Company that Sponsor shall not request that SPAC register the Transfer (by book- entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

(c) Waiver of Anti-Dilution Protection. Sponsor hereby waives, forfeits, surrenders and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, the ability to adjust the Initial Conversion Ratio (as defined in the SPAC Charter) pursuant to Article 17.3 of the SPAC Charter in connection with the Transactions. Sponsor acknowledges and agrees that (i) this Section 4(c) shall constitute written consent waiving, forfeiting and surrendering the adjustment to the Initial Conversion Ratio pursuant to Article 17.3 of the SPAC Charter; and (ii) such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of this Agreement.

(d) No Redemption. Sponsor irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, Sponsor shall not elect to cause SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the Transactions or otherwise.

(e) New Shares. In the event (i) any SPAC Shares or other securities of SPAC are issued or otherwise distributed to a Sponsor pursuant to any stock dividend or distribution, or any change in any of the SPAC Shares or other share capital of SPAC by reason of any stock split-up, recapitalization, combination, exchange of shares or the like (in all cases in respect of securities of SPAC), (ii) a Sponsor acquires legal or beneficial ownership of any SPAC Shares after the date of this Agreement, or (iii) a Sponsor acquires the right to vote or share in the voting of any SPAC Share after the date of this Agreement (together the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

(f) Binding Effect of Business Combination Agreement. Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 7.5 (Acquisition Proposals and Alternative Transactions) and 12.13 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 5. Sponsor Affiliate Arrangements.

(a) Sponsor Letter Agreement. Each of the Sponsor and SPAC hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary that certain letter agreement dated August 8, 2024 by and among the Sponsor and SPAC (the “Sponsor Letter Agreement”), except as otherwise provided for under this Agreement or any Transaction Document.

(b) Termination of Sponsor Affiliate Arrangements. Each of the Sponsor and SPAC hereby agree that: (i) each of the agreements set forth on Part 1 of Schedule B attached hereto; and (ii) each agreement as of the Acquisition Merger Effective Time between SPAC (or any of its subsidiaries), on the one hand, and any Sponsor or any of Sponsor’s Affiliates (other than SPAC or any of SPAC’s subsidiaries), on the other hand, (but excluding any Transaction Document, the Sponsor Letter Agreement, the agreements set forth on Part 2 of Schedule B attached hereto and any other agreements with respect to the indemnification of the SPAC’s directors and officers (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of SPAC and permitted by law)) (such agreements, together, the “Sponsor Affiliate Agreements”) will be terminated effective as of the Acquisition Merger Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of any of the Sponsor or the Company, and on and from the Acquisition Merger Effective Time neither SPAC, the Sponsor, nor any of their respective affiliates or subsidiaries shall have any further rights, duties, liabilities or obligations under any of the Sponsor Affiliate Agreements and each of Sponsor and SPAC (for and on behalf of its affiliates and subsidiaries) hereby releases in full any and all claims with respect thereto with effect on and from the Acquisition Merger Effective Time.

Section 6. Mutual Release.

(a) Sponsor Release. Sponsor, on its own behalf and on behalf of each of its Affiliates (other than SPAC or any of SPAC’s subsidiaries) and each of its and their successors, assigns and executors (each, a “Sponsor Releasor”), effective as at the Acquisition Merger Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge PubCo, the Company, SPAC, their respective Subsidiaries (if any) and the Company’s Material Subsidiaries and its and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Sponsor Releasee”), from (i) any and all obligations or duties PubCo, the Company, SPAC or any of their respective Subsidiaries (if any) has prior to or as of the Acquisition Merger Effective Time to such Sponsor Releasor or (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Releasor has prior to or as of the Acquisition Merger Effective Time, against any Sponsor Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Acquisition Merger Effective Time (except in the event of fraud on the part of a Sponsor Releasee); provided, however, that nothing contained in this Section 6(a) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement; the Transaction Documents or SPAC Charter, including for any amounts owed pursuant to the terms set forth therein, (ii) for indemnification or contribution, in any Sponsor Releasor’s capacity as an officer or director of SPAC, (iii) arising under any then-existing insurance policy of SPAC, (iv) pursuant to a contract and/or SPAC policy, to reimbursements for reasonable and necessary business expenses incurred and documented prior to the Acquisition Merger Effective Time, or (v) for any claim for fraud.

(b) Company Release. Each of the Company, SPAC and their respective Subsidiaries (if any) and each of its and their successors, assigns and executors (each, a “Company Releasor”), effective as at the Acquisition Merger Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge Sponsor and its respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (i) any and all obligations or duties such Company Releasee has prior to or as of the Acquisition Merger Effective Time to such Company Releasor, (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has, may have or might have or may assert now or in the future, against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Acquisition Merger Effective Time (except in the event of fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 6(b) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement or the Transaction Documents, or (ii) for any claim for fraud.

Section 7. Termination. This Agreement shall terminate upon the earliest of (i) the Acquisition Effective Time (provided, however, that upon such termination, Section 6 shall survive in accordance with its terms, and Section 4(c), Section 5(b), Section 6, this Section 7, Section 8 and Section 9 shall survive indefinitely) and (ii) the termination of the Business Combination Agreement in accordance with its terms, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination.

Section 8. Additional Matters. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as SPAC, the Company or PubCo may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (ii) refrain from exercising any veto right, consent right or similar right (whether under the SPAC Charter or any Sponsor Affiliate Agreement) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Initial Merger, the Acquisition Merger or any other Transaction.

Section 9. General Provisions.

(a) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to SPAC, the Company or PubCo in accordance with 12.4 of the Business Combination Agreement and to Sponsor at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(b) Miscellaneous. The provisions of 1.3 and Article XII of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above,

VOYAGER ACQUISITION CORP. SPONSOR HOLDCO LLC

By:	/s/ Adeel Rouf
Name:	Adeel Rouf
Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

VOYAGER ACQUISITION CORP.

By:	/s/ Adeel Rouf
Name:	Adeel Rouf
Title:	President and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

VERAXA BIOTECH AG

By:	/s/ Christoph Antz
Name:	Christoph Antz
Title:	Chief Executive Officer

By:	/s/ Oliver Baumann
Name:	Oliver Baumann
Title:	Chairman of the Board of Directors

[Signature Page to Sponsor Support Agreement]

SCHEDULE A

Name of Sponsor	Total SPAC Class B Ordinary Shares Held	Total SPAC Warrants Held
Voyager Acquisition Sponsor Holdco LLC	4,690,000	5,037,500

Schedule A-1

SCHEDULE B

PART 1

1.	Administrative Services Agreement, dated as of August 8, 2024, between SPAC and Sponsor.

2.	Promissory Note, dated as of January 11, 2024, between SPAC and Sponsor, in the original principal amount of up to $300,000.

3.	Third Amended and Restated Securities Subscription Agreement, dated July 19, 2024, between SPAC and Sponsor.

PART 2

1.	Indemnity Agreement, dated August 8, 2024, between SPAC and Jonathan Intrater

2.	Indemnity Agreement, dated August 8, 2024, between SPAC and Alex Rogers

3.	Indemnity Agreement, dated August 8, 2024, between SPAC and Adeel Rouf

4.	Indemnity Agreement, dated August 8, 2024, between SPAC and Warren Hosseinion

5.	Indemnity Agreement, dated August 8, 2024, between SPAC and Warren Hosseinion Jr.

6.	Indemnity Agreement, dated August 8, 2024, between SPAC and Oded Levy

Schedule B-1